UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ONVIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1859172
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

509 Olive Way, Suite 400, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series RA Junior Participating Preferred Stock	The NASDAQ Capital Market

Securities to be registered pursuant to Section 12(g) of the Act: None

ONVIA, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description Of Registrant’s Securities To Be Registered.

Onvia, Inc. (the “Company”) supplements Item 1 to incorporate the following with respect to its Rights to purchase Series RA Junior Participating Preferred Stock that were issued under the Section 382 Rights Agreement, dated as of May 4, 2011 (the “Original Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”):

On April 24, 2014, the Company entered into the Amended and Restated Section 382 Rights Agreement (the “Amended Rights Agreement”), which amends and restates the Original Rights Agreement.

The Original Rights Agreement would have expired on May 4, 2014. The Original Rights Agreement was amended and restated in its entirety by the Amended Rights Agreement. Specifically, the amendments contained in the Amended Rights Agreement:

•	extend the final expiration date of the Amended Rights Agreement to May 4, 2017;

•	exclude from the definition of “Acquiring Person” any person who would become an Acquiring Person solely as a result of the grant of any options, warrants, rights or similar interests (including restricted shares and restricted stock units) by the Company to its directors, officers and employees pursuant to any employee benefit or stock ownership plan of the Company, or the exercise or conversion of any such securities so granted; and

•	exclude from the type of acquisition that can cause a holder of Company securities to cease to meet the definition of “Existing Holder,” the grant of any options, warrants, rights or similar interests (including restricted shares and restricted stock units) by the Company to its directors, officers and employees pursuant to any employee benefit or stock ownership plan of the Company, or the exercise or conversion of any such securities so granted.

All of the other terms of the Amended Rights Agreement remain the same as the Original Rights Agreement.

The foregoing summary is not a complete description of the Amended Rights Agreement and is qualified in its entirety by reference to the full text of the Amended Rights Agreement, which is filed as Exhibit 4.1 to this Form 8-A/A and is incorporated herein by reference.

Item 2. Exhibits.

The document listed below is filed as an exhibit to this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Section 382 Rights Agreement, dated April 24, 2014, by and between Onvia, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series RA Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ONVIA, INC.

Dated: April 29, 2014	By:	/s/ Henry G. Riner
	Name: Title:	Henry G. Riner President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Section 382 Rights Agreement, dated April 24, 2014, by and between Onvia, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series RA Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C.